U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 5

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a)of the Securities Exchage Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
of the Investment Company Act of 1940

_____________________________________________________________________________________________________________________________________________
1.  Name and Address of Reporting Person*  |2.  Issuer Name and Ticker or Trading Symbol          | 6.  Relationship of Reporting Person     |
                                           |                                                      |      to Issuer    (Check all applicable) |
                                           |       Compaq Computer Corporation (CPQ)              |     ____   Director   ___ 10% Owner      |
                                           |                                                      |     _X__   Officer    ___ Other (Specify)|
Jackson            Yvonne           R.     |                                                      |                                          |
                                           |                                                      |         (give title below)               |
___________________________________________|______________________________________________________|                                          |
(Last)            (First)        (Middle)  |  3.  IRS or Social      |  4.  Statement for         |       Sr. VP, Human Resources,           |
                                           |     Security Number     |       Month/Year           |        Organization and Environment      |
                                           |     of Reporting        |                            |       ______________________________     |
                                           |     Person (Voluntary)  |     Fiscal Year 2001       |                                          |
20555 SH 249                               |                         |                            |                                          |
___________________________________________|_________________________|____________________________|__________________________________________|
                      (Street)             |                         |  5.  If Amendment, Date of | 7.  Individual or Joint/Group Filing     |
                                           |                         |       Original             |          (Check applicable line)         |
                                           |                         |        (Month/Year)        |  X   Form filed by One Reporting Person  |
Houston               TX         77070-2698|                         |                            |                                          |
                                           |                         |                            |  __ Form filed by More than One          |
                                           |                         |                            |     Reporting Person                     |
___________________________________________|_________________________|____________________________|__________________________________________|
(City)              (State)         (Zip)  |             Table 1 - Derivative Securities Acquired, Disposed of, or Beneficially Owned        |
___________________________________________|_________________________________________________________________________________________________|
1.  Title of Security                      |  2.Transac- | 3. Trans- | 4. Securities Acquired (A) | 5. Amount 0f  | 6.Owner   | 7.  Nature   |
   (Instr. 3)                              |     tion    |    action |    or Disposed of (D)      |    Securities |   -ship   |    of        |
                                           |     Date    |    Code   |    (Instr.3,4 and 5)       |    Bene-      |   Form:   |    Indirect  |
                                           |     (Month/ |  (Instr.8)|                            |    fically    |   Direct  |    Beneficial|
                                           |      Day/   |           |                            |    Owned      |   (D) or  |    Ownership |
                                           |      Year)  |           |                            |    at End of  |   Indirect|    (Instr.4) |
                                           |             |           |                            |    Issuer's   |   (I)     |              |
                                           |             |           |                            |    Fiscal Year|           |              |
                                           |             |           |                            |   (Instr. 3/4)|  (Instr.4)|              |
                                           |             |           |____________________________|               |           |              |
                                           |             |           |         |(A) or  |         |               |           |              |
                                           |             |           | Amount  | (D)    |  Price  |               |           |              |
___________________________________________|_____________|___________|_________|________|_________|_______________|___________|______________|
Common Stock                               |             |                              |         |  45,217.21 (1)|    D      |              |
___________________________________________|_____________|___________|_________|________|_________|_______________|___________|______________|
                                           |             |           |         |        |         |   1,055       |    I      | 401(k) Plan  |
___________________________________________|_____________|___________|_________|________|_________|_______________|___________|______________|
                                           |             |           |         |        |         |               |           |              |
___________________________________________|_____________|___________|_________|________|_________|_______________|___________|______________|

(1) Includes 881.1798 shares purchased under the Employee Stock Purchase Plan (ESPP) April 30, 2001,
     as well as 8.74 shares acquired under dividend reinvestments of ESPP between January 24 and October 24, 2001.

*If the form is filed by more than one Reporting Person, See Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                             (Print or Type Responses)

FORM 5 (continued)

TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

____________________________________________________________________________________________________________________________________________________________
1. Title of  |  2.Conver- | 3. Trans- | 4.Trans- |5. Number of   | 6. Date Exer-     | 7. Title and Amount  |8.Price |9.Number   |10.Owner-    | 11. Nature|
  Derivative |   sion or  |  action   |  action  | Derivative    |  cisable and Ex-  |    of                |  of    |  of       |  ship       | of In-    |
  Security   |   Exercise |  Date     |   Code   | Securities    |  piration Date    |    Underlying        |  Deriv-|  Deriv-   |  of         | direct    |
  (Instr. 3) |   Price of |  (Month/  |  (Instr. | Acquired      |  (Month/Day/      |    Securities        |  ative |  ative    |  Deriv-     | Bene-     |
             |   Deriv-   |   Day/    |   8)     | (A) or Dis-   |    Year)          |    (Instr. 3 and 4)  |  Secur-|  Secur-   |  ative      | ficial    |
             |   ative    |   Year)   |          | posed of (D)  |                   |                      |  ity   |  ities    |  Security:  | Owner-    |
             |   Security |           |          | (Instr. 3,    |                   |                      |  (Instr|  Bene-    |  Direct (D) | (Instr.   |
             |            |           |          |  4, and 5)    |                   |                      |    5)  |  ficially |  or         |   4)      |
             |            |           |          |               |                   |                      |        |  Owned    |  Indirect(I)|           |
             |            |           |          |               |                   |                      |        |  at End of|  (Instr.4)  |           |
             |            |           |          |               |                   |                      |        |  Year     |             |           |
             |            |           |          |               |                   |                      |        |  (Inst.4) |             |           |
             |            |           |          |               |                   |                      |        |           |             |           |
             |            |           |          |               |___________________|______________________|        |           |             |           |
             |            |           |          |               |Date    | Expira-  |         |  Amount or |        |           |             |           |
             |            |           |          |               |Exer-   | tion     |  Title  |  Number of |        |           |             |           |
             |            |           |          |               |cisable | Date     |         |   Shares   |        |           |             |           |
             |            |           |          |_______________|        |          |         |            |        |           |             |           |
             |            |           |          | (A)   |   (D) |        |          |         |            |        |           |             |           |
_____________|____________|___________|__________|_______|_______|________|__________|_________|____________|________|___________|_____________|___________|
Stock Option |            |           |          |       |       | 1/13/02| 12/12/11 | Common  |            |        |           |             |           |
(Right to Buy)  $9.79     | 12/13/01  |    A     |175,000|       |     (2)|          |  Stock  | 175,000    |        |  175,000  |     D       |           |
_____________|____________|___________|__________|_______|_______|________|__________|_________|____________|________|___________|_____________|___________|
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
_____________|____________|___________|__________|_______|_______|________|__________|_________|____________|________|___________|_____________|___________|
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
_____________|____________|___________|__________|_______|_______|________|__________|_________|____________|________|___________|_____________|___________|
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
_____________|____________|___________|__________|_______|_______|________|__________|_________|____________|________|___________|_____________|___________|
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
             |            |           |          |       |       |        |          |         |            |        |           |             |           |
_____________|____________|___________|__________|_______|_______|________|__________|_________|____________|________|___________|_____________|___________|

Explanation of Responses:

(2) Option is first exercisable on this date and vest prorate over 48 months from grant date.

                                                                              /s/ Yvonne R. Jackson                                                 2/11/2002
                                                                                    Yvonne R. Jackson                                                        Date
                                                                             Signature of Reporting Person

** Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.